Exhibit 10.1

FORM OF

TAX MATTERS AGREEMENT

by and among

DUKE ENERGY CORPORATION,

                                             ,

and

the Other GasCo Parties

Dated as of

December     , 2006

TAX MATTERS AGREEMENT

THIS TAX MATTERS AGREEMENT is entered into as of December     , 2006, by and among Duke Energy Corporation, a Delaware corporation (“Duke Energy”),              (f/k/a Gas SpinCo, Inc.), a Delaware corporation (“GasCo”), and each of the Other GasCo Parties; each a “Party” and collectively, the “Parties”.

R E C I T A L S:

WHEREAS, Duke Energy, acting through its direct and indirect subsidiaries, currently conducts a number of businesses, including (i) the Gas Business, and (ii) the Power Business;

WHEREAS, as of the date hereof, Duke Energy and its direct and indirect domestic subsidiaries are members of an Affiliated Group, of which Duke Energy is the common parent;

WHEREAS, the Board of Directors of Duke Energy has determined that it is appropriate, desirable and in the best interests of Duke Energy and its stockholders to separate Duke Energy into two separate, independent and publicly traded companies: (i) one comprising the Gas Business, which shall be owned and conducted, directly or indirectly, by GasCo, and (ii) one comprising the Power Business which shall continue to be owned and conducted, directly or indirectly, by Duke Energy (the “Separation”);

WHEREAS, in order to effect the Separation, (i) Duke Energy Services Inc. intends to transfer certain Gas Assets and Gas Liabilities to Duke Energy Enterprises Corp. (“Internal Contribution 1”) and distribute the stock of Duke Energy Enterprises Corp. to PanEnergy Corp. (“Internal Distribution 1”); (ii) PanEnergy Corp. intends to transfer certain Gas Assets and Gas Liabilities to Duke Energy Enterprises Corp. (“Internal Contribution 2”) and distribute the stock of Duke Energy Enterprises Corp. to Duke Energy Registration Services, Inc. (“Internal Distribution 2”); (iii) Duke Energy Registration Services, Inc. intends to transfer certain Gas Assets and Gas Liabilities to Duke Energy Enterprises Corp. (“Internal Contribution 3” and together with Internal Contribution 1 and Internal Contribution 2, the “Internal Contributions”) and distribute the stock of Duke Energy Enterprises Corp. to Duke Capital, LLC (“Internal Distribution 3,” and together with Internal Distribution 1 and Internal Distribution 2, the “Internal Distributions”); and (iv) Duke Energy intends to transfer the membership interests of Duke Capital LLC to GasCo (the “Contribution”) and distribute all of the issued and outstanding shares of common stock of GasCo, on a pro rata basis (the “Distribution,” and together with the Internal Contributions, Internal Distributions and the Contribution, the “Spin-Off”) to the holders of the outstanding common stock of Duke Energy.

WHEREAS, Duke Energy and GasCo have determined that it is necessary and desirable, as part of the Separation, to allocate, transfer, retain or assign to the GasCo Group, the Gas Assets and Gas Liabilities, and to allocate, transfer, retain or assign to the Duke Energy Group, the Power Assets and Power Liabilities;

WHEREAS, to effect this separation Duke Energy and GasCo entered into that certain Separation and Distribution Agreement dated as of even date hereof (as amended or otherwise modified from time to time, the “Separation Agreement”);

WHEREAS, it is the intention of the Parties that Internal Contribution 1 and Internal Distribution 1 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the Parties that Internal Contribution 2 and Internal Distribution 2 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the Parties that Internal Contribution 3 and Internal Distribution 3 together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, it is the intention of the Parties that the Contribution, and the Distribution together qualify as a reorganization within the meaning of sections 368(a)(1)(D) and 355 of the Code;

WHEREAS, in contemplation of the Separation, pursuant to which the GasCo Group will cease to be members of the Affiliated Group of which Duke Energy is the parent, if (but only if) the Distribution occurs, the Parties have determined to enter into this Agreement, setting forth their agreement with respect to certain tax matters; and

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Section 1.	Definitions.

Capitalized terms used in this Agreement and not otherwise defined in this Section 1 shall have the meanings set forth in the Separation Agreement. As used in this Agreement, the following capitalized terms shall have the following meanings:

“Affiliated Group” means an affiliated group of corporations within the meaning of section 1504(a)(1) of the Code that files a consolidated return for United States federal Income Tax purposes.

“After Tax Amount” means any additional amount necessary to reflect the hypothetical Tax consequences of the receipt or accrual of any payment required to be made under this Agreement (including payment of an additional amount or amounts hereunder and the effect of the deductions available for interest paid or accrued and for Taxes such as state and local Income Taxes), determined by using the highest applicable statutory corporate Income Tax rate (or rates, in the case of an item that affects more than one Tax) for the relevant taxable period (or portion thereof).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Audit” means any audit, assessment of Taxes, other examination by any Taxing Authority, proceeding, or appeal of such a proceeding relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Business Day” shall have the meaning set forth in the Separation Agreement.

“Carryback Period” shall have the meaning set forth in Section 4.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Combined Return” means any Tax Return, other than with respect to United States federal Income Taxes, filed on a consolidated, combined (including nexus combination, worldwide combination, domestic combination, line of business combination or any other form of combination) or unitary basis wherein GasCo or one or more GasCo Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Duke Energy or one or more Duke Energy Affiliates.

“Consolidated Return” means any Tax Return with respect to United States federal Income Taxes filed on a consolidated basis wherein GasCo or one or more GasCo Affiliates join in the filing of such Tax Return (for any taxable period or portion thereof) with Duke Energy or one or more Duke Energy Affiliates.

“Contribution” shall have the meaning set forth in the recitals hereto.

“Deferred Intercompany Item” shall mean any income, gain, deduction or loss from transactions between members of the same Affiliated Group that is deferred for U.S. federal income tax purposes under the principles in Treasury Regulations § 1.1502-13, or any similar provision under state, local or foreign law.

“Distribution” shall have the meaning set forth in the recitals hereto.

“Distribution Date” shall have the meaning set forth in the Separation Agreement.

“Distribution Taxes” means any Taxes imposed on, or increase in Taxes incurred by, Duke Energy or any Duke Energy Affiliate, and any Taxes of a Duke Energy shareholder (or former Duke Energy shareholder) that are required to be paid or reimbursed by Duke Energy or any Duke Energy Affiliate pursuant to a Final Determination, provided that Duke Energy shall have vigorously defended itself in any legal proceeding involving Taxes of a Duke Energy shareholder, (without regard to whether such Taxes are offset or reduced by any Tax Asset, Tax Item, or otherwise) resulting from, or arising in connection with, the failure of Internal Contribution 1, Internal Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, Internal Distribution 3, the Contribution or the Distribution to qualify as a transaction in which no income, gain or loss is recognized pursuant to sections 355 and 368(a)(1)(D) of the Code (including any Tax resulting from the application of section 355(d) or section 355(e) of the Code to Internal Distribution 1, Internal Distribution 2, Internal Distribution 3 or the Distribution) or corresponding provisions of the laws of any other jurisdictions. Any

Income Tax referred to in the immediately preceding sentence shall be determined using the highest applicable statutory corporate Income Tax rate for the relevant taxable period (or portion thereof).

“Duke Energy” shall have the meaning set forth in the preamble hereto.

“Duke Energy Affiliate” means any Person included in the Duke Energy Group.

“Duke Energy Business Records” shall have the meaning set forth in Section 9.01(c).

“Duke Energy Group” shall have the meaning set forth in the Separation Agreement.

“Duke Energy Separate Tax Liability” means an amount equal to the Tax liability that Duke Energy and each Duke Energy Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the GasCo Group, for the relevant Tax period, and such amount shall be computed by Duke Energy in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury Regulations promulgated thereunder, and (iii) past practice, if any. For the avoidance of doubt, the Duke Energy Separate Tax Liability shall in no event be less than zero.

“Duke Energy Stock Options” means options to acquire Duke Energy common stock.

“Duke Energy Tax Acts” shall have the meaning set forth in Section 4.01(a).

“Effective Time” shall have the meaning set forth in the Separation Agreement.

“Estimated Tax Installment Date” means, with respect to United States federal Income Taxes, the estimated Tax installment due dates prescribed in section 6655(c) of the Code and, in the case of any other Tax, means any other date on which an installment payment of an estimated amount of such Tax is required to be made.

“Exchangeco Tax” means any Tax imposed on GasCo or any GasCo Affiliate in connection with (i) the transfer of shares of Duke Energy stock to GasCo or any GasCo Affiliate during any Post-Distribution Period in connection with a transfer of such stock to holders of Duke Energy Canada Exchangeco Inc. exchangeable shares; (ii) the transfer of cash by Duke Energy to GasCo or any GasCo Affiliate in connection with any Duke Energy dividend; or (iii) the transfer of shares of Duke Energy stock to holders of Duke Energy Canada Exchangeco Inc. exchangeable shares.

“Excluded GasCo Affiliates” means Duke Energy Early Grove Company and Duke Energy Virginia Pipeline Company.

“Filing Party” shall have the meaning set forth in Section 8.01.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a final settlement with the IRS, a closing agreement or accepted offer in compromise under section 7121 or section 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, which resolves the entire Tax liability for any taxable period; (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax; or (iv) any other final disposition, including by reason of the expiration of the applicable statute of limitations.

“Force Majeure” shall have the meaning set forth in the Separation Agreement.

“Gas Assets” shall have the meaning set forth in the Separation Agreement.

“Gas Business” shall have the meaning set forth in the Separation Agreement.

“Gas Liabilities” shall have the meaning set forth in the Separation Agreement.

“GasCo” shall have the meaning set forth in the preamble hereto.

“GasCo Affiliate” means any Person included in the GasCo Group.

“GasCo Business Records” shall have the meaning set forth in Section 9.01(c).

“GasCo Group” shall have the meaning set forth in the Separation Agreement.

“GasCo Separate Tax Liability” means an amount equal to the Tax liability that GasCo and each GasCo Affiliate would have incurred if they had filed a consolidated return, combined return or a separate return, as the case may be, separate from the members of the Duke Energy Group, for the relevant Tax period, and such amount shall be computed by Duke Energy in a manner consistent with (i) general Tax accounting principles, (ii) the Code and the Treasury Regulations promulgated thereunder, and (iii) past practice, if any. For the avoidance of doubt, the GasCo Separate Tax Liability shall in no event be less than zero, and nothing in this Agreement shall be construed to require compensation by Duke Energy for any losses of GasCo or any GasCo Affiliate.

“GasCo Stock Options” means options to acquire GasCo common stock.

“GasCo Tax Acts” shall have the meaning set forth in Section 4.01(b).

“Income Tax” means any federal, state, local or foreign Tax determined (in whole or in part) by reference to net income, net worth, gross receipts or capital, or any such Taxes imposed in lieu of such a Tax. For the avoidance of doubt, the term “Income Tax” includes any franchise Tax, net worth, gross receipts, capital or any such Taxes imposed in lieu of such a Tax.

“Income Tax Return” means any Tax Return relating to any Income Tax.

“Internal Contribution 1” shall have the meaning set forth in the recitals hereto.

“Internal Contribution 2” shall have the meaning set forth in the recitals hereto.

“Internal Contribution 3” shall have the meaning set forth in the recitals hereto.

“Internal Contributions” shall have the meaning set forth in the recitals hereto.

“Internal Distribution 1” shall have the meaning set forth in the recitals hereto.

“Internal Distribution 2” shall have the meaning set forth in the recitals hereto.

“Internal Distribution 3” shall have the meaning set forth in the recitals hereto.

“Internal Distributions” shall have the meaning set forth in the recitals hereto.

“IRS” means the United States Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys.

“IRS Ruling” means the private letter ruling issued by the IRS in connection with the Spin-Off, which is a condition to the Distribution under the Separation Agreement.

“IRS Ruling Documents” means the request for the IRS Ruling filed with the IRS, together with all supplemental filings or other materials subsequently submitted on behalf of Duke Energy, the Duke Energy Affiliates and Duke Energy’s shareholders to the IRS, the appendices and exhibits thereto, and the IRS Ruling itself.

“Joint Responsibility Item” means any Tax Item, including Distribution Taxes, for which the non-Filing Party’s responsibility under this Agreement could exceed one million dollars ($1,000,000), but not a Sole Responsibility Item.

“Non-Income Tax Return” means any Tax Return relating to any Tax other than an Income Tax.

“Officer’s Certificate” means a letter executed by an officer of Duke Energy or GasCo and provided to Tax Counsel as a condition for the completion of the Spin-Off Tax Opinion, a Supplemental Spin-Off Opinion or Supplemental Tax Opinion.

“Other GasCo Parties” means the entities listed in Schedule 1.1(78) of the Separation Agreement other than GasCo and the Excluded GasCo Affiliates.

“Owed Party” shall have the meaning set forth in Section 7.05.

“Owing Party” shall have the meaning set forth in Section 7.05.

“Parties” shall have the meaning set forth in the preamble hereto.

“Payment Period” shall have the meaning set forth in Section 7.05(e).

“Post-Distribution Period” means any taxable period beginning after the Distribution Date.

“Power Assets” shall have the meaning set forth in the Separation Agreement.

“Power Business” shall have the meaning set forth in the Separation Agreement.

“Power Liabilities” shall have the meaning set forth in the Separation Agreement.

“Pre-Distribution Period” means any taxable period beginning on or before the Distribution Date.

“Separation” shall have the meaning set forth in the preamble hereto.

“Separation Agreement” shall have the meaning set forth in the recitals hereto.

“Sole Responsibility Item” means any Tax Item for which the non-Filing Party has the entire economic liability under this Agreement.

“Spin-Off” shall have the meaning set forth in the recitals hereto.

“Spin-Off Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Spin-Off Tax Opinion” means the opinion to be issued by Spin-Off Tax Counsel, as one of the conditions to completing the Spin-Off, addressing certain United States federal Income Tax consequences of the Spin-Off under section 355 of the Code.

“Supplemental Ruling” means any ruling (other than the IRS Ruling) issued by any Taxing Authority in connection with the Spin-Off.

“Supplemental Ruling Documents” means any request for a Supplemental Ruling, together with any supplemental filings or other materials subsequently submitted, the appendices and exhibits thereto, and any Supplemental Rulings issued.

“Supplemental Spin-Off Tax Opinion” means any opinion (other than the Spin-Off Tax Opinion) issued by any tax counsel in connection with the Spin-Off.

“Supplemental Tax Opinion” shall have the meaning set forth in Section 4.04(d).

“Tax Asset” means any Tax Item that has accrued for Tax purposes, but has not been realized during the taxable period in which it has accrued, and that could reduce a Tax in another taxable period, including a net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or credit related to alternative minimum tax or any other Tax credit.

“Tax Benefit” means a reduction in the Tax liability (or increase in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Benefit shall be deemed to have been realized or received from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is less than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Counsel” means a nationally recognized law firm mutually agreed upon by Duke Energy and GasCo to provide a Supplemental Tax Opinion.

“Tax Detriment” means an increase in the Tax liability (or reduction in refund or credit or any item of deduction or expense) of a taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for any taxable period. Except as otherwise provided in this Agreement, a Tax Detriment shall be deemed to have been realized or incurred from a Tax Item in a taxable period only if and to the extent that the Tax liability of the taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) for such period, after taking into account the effect of the Tax Item on the Tax liability of such taxpayer (or of the Affiliated Group, or similar group of entities as defined under corresponding provisions of the laws of any other jurisdiction, of which it is a member) in the current period and all prior periods, is more than it would have been had such Tax liability been determined without regard to such Tax Item.

“Tax Item” means any item of income, gain, loss, deduction, expense or credit, or other attribute that may have the effect of increasing or decreasing any Tax.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated Tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Tax Material” shall have the meaning set forth in Section 9.01(a).

“Taxes” means all federal, state, local or foreign taxes, charges, fees, duties, levies, imposts, rates or other assessments, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, (including any interest, penalties or additions attributable thereto) and a “Tax” shall mean any one of such Taxes.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).

“U.S. Gas Transmission Business” means the U.S. Gas Transmission Business as defined in the IRS Ruling Documents.

Section 2.	Preparation and Filing of Tax Returns.

2.01. Duke Energy’s Responsibility. Subject to the other applicable provisions of this Agreement, Duke Energy shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Consolidated Returns and all Combined Returns for any taxable period;

(b) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to Duke Energy and/or any Duke Energy Affiliate for any taxable period;

(c) all Non-Income Tax Returns with respect to Duke Energy, any Duke Energy Affiliate, or the Power Business or any part thereof for any taxable period; and

(d) all Non-Income Tax Returns with respect to GasCo, any GasCo Affiliate, or the Gas Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) on or prior to the Distribution Date.

2.02. GasCo’s Responsibility. GasCo shall have sole and exclusive responsibility for the preparation and filing of:

(a) all Income Tax Returns (other than Consolidated Returns and Combined Returns) with respect to GasCo and/or any GasCo Affiliate for any taxable period; and

(b) all Non-Income Tax Returns with respect to GasCo, any GasCo Affiliate, or the Gas Business or any part thereof, that are required to be filed (taking into account any extension of time which has been requested or received) after the Distribution Date.

2.03. RESERVED.

2.04. Agent. Subject to the other applicable provisions of this Agreement, GasCo hereby irrevocably designates, and agrees to cause each GasCo Affiliate to so designate, Duke Energy as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Duke Energy, in its sole discretion, may deem appropriate in any and all matters (including Audits) relating to any Tax Return described in Section 2.01.

2.05. Manner of Tax Return Preparation.

(a) Unless otherwise required by a Taxing Authority, the Parties hereby agree to prepare and file all Tax Returns, and to take all other actions, in a manner consistent with (1) this Agreement, (2) the Spin-Off Tax Opinion, (3) any Supplemental Spin-Off Tax Opinion, (4) any Supplemental Tax Opinion, (5) the IRS Ruling Documents, and (6) any Supplemental Ruling Documents. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such returns under this Agreement.

(b) Subject to the other applicable provisions of this Agreement, Duke Energy shall have the exclusive right, in its sole discretion, with respect to any Tax Return described in Section 2.01, to determine (1) the manner in which such Tax Return shall be prepared and filed, including the elections, method of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (2) whether any extensions shall be requested, (3) the elections that will be made by Duke Energy, any Duke Energy Affiliate, GasCo, and/or any GasCo Affiliate on such Tax Return, (4) whether any amended Tax Returns shall be filed, (5) whether any claims for refund shall be made, (6) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (7) whether to retain outside firms to prepare and/or review such Tax Returns.

(c) With respect to any Consolidated Return or Combined Return including or reporting a GasCo Separate Tax Liability: (1) GasCo shall provide Duke Energy with a pro forma draft of the portion of such Tax Return that reflects GasCo and/or any GasCo Affiliate at least seventy-five (75) days prior to the due date (with applicable extensions) for the filing of such Tax Return; (2) Duke Energy shall provide to GasCo a pro forma draft of the portion of such Tax Return that reflects the GasCo Separate Tax Liability and a statement showing in reasonable detail Duke Energy’s calculation of the GasCo Separate Tax Liability (including copies of all worksheets and other materials used in preparation thereof) at least forty-five (45) days prior to the due date (with applicable extensions) for the filing of such Tax Return for GasCo’s review and comment; and (3) GasCo shall provide its comments to Duke Energy at least thirty (30) days prior to the due date (with applicable extensions) for the filing of such Tax Return. For the avoidance of doubt, nothing in this Section 2.05(c) shall alter the sole and exclusive responsibility for the preparation and filing of Tax Returns under Section 2.01 and 2.02. Any dispute regarding the reporting of any Tax Item on any Tax Return covered by this section shall be resolved pursuant to Section 9.02. If GasCo has not provided its comments on the pro forma draft of the portion of the Tax Return, or in the case of a dispute regarding the reporting of any Tax Item, such dispute has not been resolved by the due date (with applicable extensions) for the filing of any Tax Return, Duke Energy shall file such Tax Return reporting all Tax Items in the manner as originally set forth on the pro forma draft of the portion of the Tax Return provided to GasCo; provided, however, that Duke Energy agrees that it will thereafter file an amended Tax Return, if necessary, reporting any disputed Tax Item in the manner determined under Section 9.02, and any other Tax Item as agreed upon by Duke Energy and GasCo.

2.06. Tax Services. The Transition Services Agreement shall control the provision of any other Tax related services by Duke Energy for GasCo and/or any Tax related services by GasCo for Duke Energy.

Section 3.	Liability for Taxes.

3.01. GasCo’s Liability for Taxes. GasCo and each GasCo Affiliate (other than the Excluded GasCo Affiliates) shall be jointly and severally liable for the following Taxes, and shall be entitled to receive and retain all refunds and credits of Taxes previously incurred by GasCo, any GasCo Affiliate, or the Gas Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) to the extent that such Taxes are related to (i) the GasCo Separate Tax Liability, or (ii) the Gas Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.01(d);

(c) all Taxes with respect to Tax Returns described in Section 2.02;

(d) all Taxes imposed by any Taxing Authority with respect to GasCo, any GasCo Affiliate, or the Gas Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(d) or 2.02) for any taxable period;

(e) notwithstanding any other provision in Sections 3.01 or 3.02, GasCo and any GasCo Affiliates (other than the Excluded GasCo Affiliates) shall be jointly and severally liable for the portion of any Exchangeco Tax as determined based on the formula for the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement;

(f) notwithstanding any other provision in Sections 3.01 or 3.02, GasCo and any GasCo Affiliates (other than the Excluded GasCo Affiliates) shall be jointly and severally liable for any Taxes resulting from any Deferred Intercompany Item, whenever created, that is caused to be recognized after the Distribution, by any action or omission of GasCo or any GasCo Affiliate (Duke Energy shall have no liability for any such Taxes); and

(g) notwithstanding any other provision in this Agreement, all Taxes with respect to the matters or items described on Schedule 3.01(g) attached hereto.

3.02. Duke Energy’s Liability for Taxes. Duke Energy shall be liable for the following Taxes, and shall be entitled to receive and retain all refunds and credits of Taxes previously incurred by Duke Energy, any Duke Energy Affiliate, or the Power Business with respect to such Taxes:

(a) all Taxes with respect to Tax Returns described in Section 2.01(a) to the extent that such Taxes are related to (i) the Duke Energy Separate Tax Liability, or (ii) the Power Business, for any taxable period;

(b) all Taxes with respect to Tax Returns described in Section 2.01(b) or Section 2.01(c);

(c) all Taxes imposed by any Taxing Authority with respect to Duke Energy, any Duke Energy Affiliate, or the Power Business (other than in connection with the required filing of a Tax Return described in Sections 2.01(a), 2.01(b) or 2.01(c)) for any taxable period;

(d) notwithstanding any other provision in Sections 3.01 or 3.02, Duke Energy shall be liable for the portion of any Exchangeco Tax as determined based on the formula for the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement;

(e) notwithstanding any other provision in Sections 3.01 or 3.02, Duke Energy shall be liable for any Taxes resulting from any Deferred Intercompany Item, whenever created, that is caused to be recognized after the Distribution, by any action or omission of Duke Energy or any Duke Energy Affiliate (GasCo shall have no liability for any such Taxes); and

(f) notwithstanding any other provision in this Agreement, all Taxes with respect to the matters or items described on Schedule 3.02(f) attached hereto.

3.03. Joint Liability for Certain Unallocated Taxes.

(a) In the event that any Taxes with respect to Tax Returns described in Section 2.01(a) are not otherwise allocated by Sections 3.01 or 3.02, then the liability for such Taxes shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement.

(b) Except for Distribution Taxes, any Tax resulting from any transactions undertaken to effectuate the Separation shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement, and for the avoidance of doubt, such Taxes shall not be allocated under the provisions in Section 3.01 or 3.02.

3.04. Refunds and Credits. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by Duke Energy (or any Duke Energy Affiliate) to GasCo (or any GasCo Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, GasCo or any GasCo Affiliate, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.01. Nothing in this Agreement shall be construed as to require compensation, by payment, credit, offset or otherwise, by GasCo (or any GasCo Affiliate) to Duke Energy (or any Duke Energy Affiliate) for any loss, deduction, credit or other Tax attribute arising in connection with, or related to, Duke Energy or any Duke Energy Affiliate, that is shown on, or otherwise reflected with respect to, any Tax Return described in Section 2.02.

3.05. Payment of Tax Liability. If one Party is liable or responsible for Taxes, under Sections 3.01 through 3.04, with respect to Tax Returns for which another party is responsible for preparing and/or filing, or with respect to Taxes that are paid by another Party, then the liable or responsible Party shall pay the Taxes (or a reimbursement of such Taxes) to the other Party pursuant to Section 7.05; provided, however, GasCo’s liability to pay Duke Energy under Section 7.05 shall be reduced by the amount Duke Energy accrued for Income Taxes of GasCo for the

2006 calendar year; provided further, however, that if the amount that GasCo owes Duke Energy is negative as a result of such reduction, Duke Energy shall pay the absolute value of such negative amount to GasCo.

3.06. Computation. Duke Energy shall provide GasCo with a written calculation in reasonable detail (including copies of all work sheets and other materials used in preparation thereof) setting forth the amount of any GasCo Separate Tax Liability or estimated GasCo Separate Tax Liability (for purposes of Section 7.01) and any Taxes for which GasCo is liable under Section 3.01. GasCo shall have the right to review and comment on such calculation. Any dispute with respect to such calculation shall be resolved pursuant to Section 9.02; provided, however, that, notwithstanding any dispute with respect to any such calculation, in no event shall any payment attributable to the amount of any GasCo Separate Tax Liability or estimated GasCo Separate Tax Liability be paid later than the date provided in Section 7.

Section 4.	Distribution Taxes and Deconsolidation.

4.01. Distribution Taxes.

(a) Duke Energy’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.04, Duke Energy shall be liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following (collectively, “Duke Energy Tax Acts”):

(i) any action or omission by Duke Energy or any Duke Energy Affiliate, at any time, that is inconsistent with any material, information, covenant or representation in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents (for the avoidance of doubt, disclosure by Duke Energy (or any Duke Energy Affiliate) to GasCo (or any GasCo Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Spin-Off Tax Counsel, Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, shall not relieve Duke Energy (or any Duke Energy Affiliate) of liability under this Agreement);

(ii) any action or omission by Duke Energy or any Duke Energy Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of Duke Energy or any Duke Energy Affiliate, by one or more other Persons (other than GasCo or a GasCo Affiliate) prior to or following the Distribution;

(iv) any issuance of stock by Duke Energy or any Duke Energy Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or

(v) any change in ownership of stock in Duke Energy or any Duke Energy Affiliate after the Distribution.

(b) GasCo’s Liability for Distribution Taxes. Notwithstanding Sections 3.01 through 3.04, GasCo, and each GasCo Affiliate (other than the Excluded GasCo Affiliates), shall be jointly and severally liable for any Distribution Taxes, to the extent that such Distribution Taxes are attributable to, caused by, or result from, one or more of the following (collectively, “GasCo Tax Acts”):

(i) any action or omission by GasCo or any GasCo Affiliate, at any time, that is inconsistent with any material, information, covenant or representation in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, (for the avoidance of doubt, disclosure by GasCo (or any GasCo Affiliate) to Duke Energy (or any Duke Energy Affiliate) of any action or fact that is inconsistent with any material, information, covenant or representation submitted to Spin-Off Tax Counsel, Tax Counsel, the IRS, or other Taxing Authority, as applicable, in connection with an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling Documents, Supplemental Ruling Documents, shall not relieve GasCo (or any GasCo Affiliate) of liability under this Agreement);

(ii) any action or omission by GasCo or any GasCo Affiliate, after the Distribution (including any act or omission that is in furtherance of, connected to, or part of a plan or series of related transactions (within the meaning of section 355(e) of the Code) occurring on or prior to the Distribution), including a cessation, transfer to affiliates, or disposition of the active trades or businesses, stock buyback or payment of an extraordinary dividend;

(iii) any acquisition of any stock or assets of GasCo or any GasCo Affiliate, by one or more other Persons (other than Duke Energy or any Duke Energy Affiliate) prior to or following the Distribution;

(iv) any issuance of stock by GasCo or any GasCo Affiliate, after the Distribution, including any issuance pursuant to the exercise of employee stock options or other employment related arrangements, or the exercise of warrants; or

(v) any change in ownership of stock in GasCo or any GasCo Affiliate after the Distribution.

(c) Joint Liability for Remaining Distribution Taxes. In the event that Distribution Taxes are not otherwise allocated by Sections 4.01(a) or (b), then the liability for such Distribution Taxes shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement. In the event that one or more Duke Energy Tax Acts occur simultaneously with one or more GasCo Tax Acts and these result in Distribution Taxes, then the allocation of the liability for such Distribution Taxes shall be allocated in the manner consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement, and, for the avoidance of doubt, Sections 4.01(a) or (b) shall not control the allocation of such Distribution Taxes.

(d) Representation. Each of Duke Energy and GasCo represents that, as of the date of this Agreement, neither it nor its Affiliates know of any fact that may cause Internal Contribution 1, Internal Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, Internal Distribution 3, the Contribution or the Distribution to fail to qualify as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.

(e) Representative Examples. For the avoidance of doubt, Appendix A to this Agreement sets forth examples illustrating the intended application of this Section 4.01.

4.02. Carrybacks.

(a) In General. Duke Energy agrees to pay to GasCo the United States federal Income Tax Benefit from the use in any Pre-Distribution Period (the “Carryback Period”) of a carryback of any Tax Asset of the GasCo Group from a Post-Distribution Period (other than a carryback of any Tax Asset attributable to Distribution Taxes for which the liability is borne by Duke Energy or any Duke Energy Affiliate). If subsequent to the payment by Duke Energy to GasCo of the United States federal Income Tax Benefit of a carryback of a Tax Asset of the GasCo Group, there shall be a Final Determination which results in a (1) change to the amount of the Tax Asset so carried back or (2) change to the amount of such United States federal Income Tax Benefit, GasCo shall repay to Duke Energy, or Duke Energy shall repay to GasCo, as the case may be, any amount which would not have been payable to such other Party pursuant to this Section 4.02(a) had the amount of the benefit been determined in light of these events. Nothing in this Section 4.02(a) shall require Duke Energy to file an amended Tax Return or claim for refund of United States federal Income Taxes; provided, however, that Duke Energy shall use its reasonable efforts to use any carryback of a Tax Asset of the GasCo Group that is carried back under this Section 4.02(a).

(b) Net Operating Losses. Notwithstanding any other provision of this Agreement, GasCo hereby expressly agrees to elect (under section 172(b)(3) of the Code and, to the extent feasible, any similar provision of any state, local or foreign Tax law) to relinquish any right to carryback net operating losses to any Pre-Distribution Periods of Duke Energy (in which event no payment shall be due from Duke Energy to GasCo in respect of such net operating losses).

4.03. Allocation of Tax Items. All Tax computations for (1) any Pre-Distribution Periods ending on the Distribution Date and (2) the immediately following taxable period of GasCo or any GasCo Affiliate, shall be made pursuant to the principles of section 1.1502-76(b)

of the Treasury Regulations or of a corresponding provision under the laws of other jurisdictions, as agreed upon by Duke Energy and GasCo.

4.04. Continuing Covenants.

(a) In General. Each of Duke Energy and GasCo agrees (1) not to take any action (or cause its Affiliates to take any action) reasonably expected to result in an increased Tax liability to the other, a reduction in a Tax Asset of the other or an increased liability to the other under this Agreement, and (2) to take any action (and cause its Affiliates to take any action) reasonably requested by the other that would reasonably be expected to result in a Tax Benefit or avoid a Tax Detriment to the other, provided, in either such case, that the taking or refraining to take such action does not result in any additional cost not fully compensated for by the other Party or any other adverse effect to such Party. The Parties hereby acknowledge that the preceding sentence is not intended to limit, and therefore shall not apply to, the rights of the Parties with respect to matters otherwise covered by this Agreement.

(b) GasCo Restrictions. GasCo agrees that it will not knowingly take or fail to take, or permit any GasCo Affiliate to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to GasCo (or any GasCo Affiliate) or within the control of GasCo and is contained in an Officer’s Certificate, Spin-Off Tax Opinion, Supplemental Tax Opinion, Supplemental Spin-Off Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, (except where such material, information, covenant or representation was not previously disclosed to GasCo) other than as permitted by this Section 4.04. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. GasCo agrees that it will not take (and it will cause the GasCo Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of Internal Contribution 1, Internal Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, Internal Distribution 3, the Contribution or the Distribution as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.

(c) Duke Energy Restrictions. Duke Energy agrees that it will not knowingly take or fail to take, or permit any Duke Energy Affiliate to knowingly take or fail to take, any action where such action or failure to act would be inconsistent with any material, information, covenant or representation that relates to facts or matters related to Duke Energy (or any Duke Energy Affiliate) or within the control of Duke Energy and is contained in a Spin-Off Tax Opinion, Supplemental Tax Opinion, Supplemental Spin-Off Tax Opinion, IRS Ruling Documents or Supplemental Ruling Documents, other than as permitted by this Section 4.04. For this purpose an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action. Duke Energy agrees that it will not take (and it will cause the Duke Energy Affiliates to refrain from taking) any position on a Tax Return that is inconsistent with the treatment of Internal Contribution 1, Internal Distribution 1, Internal Contribution 2, Internal Distribution 2, Internal Contribution 3, Internal Distribution 3, the Contribution or the Distribution as transactions in which no income, gain, or loss is recognized pursuant to section 355 of the Code.

(d) Certain GasCo Actions Following the Distribution. GasCo agrees that, during the two (2) year period following the Distribution, without first obtaining, at GasCo’s own expense, either a supplemental opinion from Tax Counsel that such action will not result in Distribution Taxes (a “Supplemental Tax Opinion”) or a Supplemental Ruling that such action will not result in Distribution Taxes, unless in any such case Duke Energy and GasCo agree otherwise, in writing, GasCo shall not (1) sell all or substantially all of the assets of the U.S. Gas Transmission Business, (2) merge any entity that is part of the U.S. Gas Transmission Business with another entity, without regard to which party is the surviving entity, (3) transfer any assets of the U.S. Gas Transmission Business in a transaction described in section 351 (other than a transfer to a corporation which files a United States federal consolidated return with GasCo and which is wholly-owned, directly or indirectly, by GasCo), section 721 or subparagraph (C) or (D) of section 368(a)(1) of the Code, (4) issue stock of GasCo or any GasCo Affiliate (or any instrument that is convertible or exchangeable into any such stock) in an acquisition or public or private offering (excluding any issuance pursuant to the exercise of employee stock options or other employment related arrangements having customary terms and conditions and that satisfy the requirements of Treasury Regulations section 1.355-7(d)(8)), or any successor provision thereto, or (5) facilitate or otherwise participate in any acquisition of stock in GasCo that would result in any shareholder owning five percent (5%) or more of the outstanding stock of GasCo. GasCo (or any GasCo Affiliate) shall only undertake any of such actions after Duke Energy’s receipt of such Supplemental Tax Opinion or Supplemental Ruling and pursuant to the terms and conditions of any such Supplemental Tax Opinion or Supplemental Ruling or as otherwise consented to in writing in advance by Duke Energy. The Parties hereby agree that they will act in good faith to take all reasonable steps necessary to amend this Section 4.04(d), from time to time, by mutual agreement, to (i) add certain actions to the list contained herein, or (ii) remove certain actions from the list contained herein, in either case, in order to reflect any relevant change in law, regulation or administrative interpretation occurring after the date of this Agreement.

(e) GasCo and Duke Energy Cooperation. GasCo and Duke Energy agree that, at the request of the other Party, the Parties shall cooperate fully to seek to obtain, as expeditiously as possible, the Spin-Off Tax Opinion, any Supplemental Spin-Off Tax Opinion, any Supplemental Tax Opinion, the IRS Ruling, and/or any Supplemental Ruling. Such cooperation shall include the execution of any documents that may be necessary or reasonably helpful in connection with obtaining the Spin-Off Tax Opinion, Supplemental Spin-Off Tax Opinion, Supplemental Tax Opinion, IRS Ruling, and/or Supplemental Ruling (including any power of attorney, Officer’s Certificate, IRS Ruling Documents, Supplemental Rulings Documents, and/or reasonably requested written representations confirming that (i) Duke Energy or GasCo, as the case may be, has read the Officer’s Certificate, IRS Ruling Documents, and/or Supplemental Ruling Documents, and (ii) all information and representations, if any, relating to Duke Energy (or any Duke Energy Affiliate) or GasCo (or any GasCo Affiliate), as the case may be, contained in the Officer’s Certificate, IRS Ruling Documents, and/or Supplemental Ruling Documents are true, correct and complete in all material respects).

4.05. Allocation of Tax Assets.

(a) In General. In connection with the Spin-Off, Duke Energy and GasCo shall cooperate in determining the allocation of any Tax Assets among Duke Energy, each Duke Energy Affiliate, GasCo, and each GasCo Affiliate. The Parties hereby agree that in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Assets shall be allocated to the legal entity that created such Tax Assets.

(b) Earnings and Profits. Duke Energy will advise GasCo in writing of the decrease in Duke Energy earnings and profits attributable to the Spin-Off under section 312(h) of the Code on or before the first anniversary of the Distribution Date; provided, however, that Duke Energy shall provide GasCo with estimates of such amounts (determined in accordance with past practice) prior to such anniversary as reasonably requested by GasCo. Any reasonable third party cost incurred after the Spin-Off in connection with determining the earnings and profits attributable to the Spin-Off shall be allocated among Duke Energy and GasCo consistent with the allocation of Unallocated Liabilities described in Article VI of the Separation Agreement.

Section 5.	Employee Wages.

At Duke Energy’s request, GasCo shall assume the Form W-2 and Form W-3 reporting obligations (including the filing of all forms necessary to comply with magnetic media reporting requirements) of Duke Energy with respect to any employee of the Gas Business that GasCo or any GasCo Affiliate employs during the calendar year which includes the Distribution Date consistent with the procedures set forth in section 5 of Rev. Proc. 2004-53, 2004-34 I.R.B. 320.

Section 6.	Indemnification.

6.01. In General. Duke Energy shall indemnify GasCo, each GasCo Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which Duke Energy or any Duke Energy Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of Duke Energy, any Duke Energy Affiliate or any director, officer or employee to make any payment required to be made under this Agreement. GasCo and each GasCo Affiliate (other than the Excluded GasCo Affiliates) shall jointly and severally indemnify Duke Energy, each Duke Energy Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any and all Taxes for which GasCo or any GasCo Affiliate is liable under this Agreement and any loss, cost, damage or expense, including reasonable attorneys’ fees and costs, that is attributable to, or results from, the failure of GasCo, any GasCo Affiliate or any director, officer or employee to make any payment required to be made under this Agreement.

6.02. Inaccurate or Incomplete Information. Duke Energy shall indemnify GasCo, each GasCo Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of Duke Energy or any Duke Energy Affiliate to supply GasCo or any GasCo Affiliate with accurate and complete information in connection with the preparation of any Tax Return. GasCo and each GasCo Affiliate (other than the Excluded GasCo Affiliates) shall jointly and severally indemnify Duke Energy, each Duke Energy Affiliate, and their respective directors, officers and employees, and hold them harmless from and against any cost, fine, penalty, or other expenses of any kind attributable to the failure of GasCo or any GasCo Affiliate to supply Duke Energy or any Duke Energy Affiliate with accurate and complete information in connection with the preparation of any Tax Return.

6.03. No Indemnification for Tax Items. Nothing in this Agreement shall be construed as a guarantee of the existence or amount of any loss, credit, carryforward, basis or other Tax Item, whether past, present or future, of Duke Energy, any Duke Energy Affiliate, GasCo or any GasCo Affiliate.

Section 7.	Payments.

7.01. Estimated Tax Payments. Not later than five (5) Business Days prior to each Estimated Tax Installment Date with respect to a taxable period for which a Consolidated Return or a Combined Return will be filed, GasCo shall pay to Duke Energy on behalf of the GasCo Group an amount equal to the amount of any estimated GasCo Separate Tax Liability for any Post-Distribution Period that GasCo otherwise would have been required to pay to a Taxing Authority on such Estimated Tax Installment Date.

7.02. True-Up Payments. Not later than five (5) Business Days after completion of a Tax Return, GasCo shall pay to Duke Energy, or Duke Energy shall pay to GasCo, as appropriate, an amount equal to the difference, if any, between the GasCo Separate Tax Liability and the aggregate amount paid by GasCo with respect to such period under Section 7.01.

7.03. Redetermination Amounts. In the event of a redetermination of any Tax Item reflected on any Consolidated Return or Combined Return (other than Tax Items relating to Distribution Taxes), as a result of a refund or credit of Taxes paid, a Final Determination or any settlement or compromise with any Taxing Authority which in any such case would affect the GasCo Separate Tax Liability, Duke Energy shall prepare a revised pro forma Tax Return in accordance with Section 2.01(a) for the relevant taxable period reflecting the redetermination of such Tax Item as a result of such refund, Final Determination, settlement or compromise. GasCo shall pay to Duke Energy, or Duke Energy shall pay to GasCo, as appropriate, an amount equal to the difference, if any, between the GasCo Separate Tax Liability reflected on such revised pro forma Tax Return and the GasCo Separate Tax Liability for such period as originally computed pursuant to this Agreement.

7.04. Payments of Refunds and Credits. If one Party receives a refund or credit of any Tax to which the other Party is entitled pursuant to Section 3.04, the Party receiving such refund or credit shall pay to the other Party the amount of such refund or credit pursuant to Section 7.05.

7.05. Payments Under This Agreement. In the event that one Party (the “Owing Party”) is required to make a payment to another Party (the “Owed Party”) pursuant to this Agreement, then such payments shall be made according to this Section 7.05.

(a) In General. All payments shall be made to the Owed Party or to the appropriate Taxing Authority as specified by the Owed Party within the time prescribed for payment in this Agreement, or if no period is prescribed, within ten (10) days after delivery of written notice of payment owing together with a computation of the amounts due.

(b) Treatment of Payments. Unless otherwise required by any Final Determination, the Parties agree that any payments made by one Party to another Party pursuant to this Agreement (other than (i) payments for tax services pursuant to the Transition Services Agreement, (ii) payments of After Tax Amounts pursuant to Section 7.05(d), and (iii) payments of interest pursuant to Section 7.05(e)) shall be treated for all Tax purposes as nontaxable payments (dividend distributions or capital contributions, as the case may be) made immediately prior to the Distribution and, accordingly, as not includible in the taxable income of the recipient or as deductible by the payor.

(c) Prompt Performance. All actions required to be taken (including payments) by any Party under this Agreement shall be performed within the time prescribed for performance in this Agreement, or if no period is prescribed, such actions shall be performed promptly.

(d) After Tax Amounts. If pursuant to a Final Determination it is determined that the receipt or accrual of any payment made under this Agreement (other than (i) payments for Tax Services pursuant to Section 2.06, and (ii) payments of interest pursuant to Section 7.05(e)) is subject to any Tax, the Party making such payment shall be liable for (a) the After Tax Amount with respect to such payment and (b) interest at the rate described in Section 7.05(e) on the amount of such Tax from the date such Tax accrues with respect to the receipt of such payment through the date of payment of such After Tax Amount. A Party making a demand for a payment pursuant to this Agreement and for a payment of an After Tax Amount with respect to such payment shall separately specify and compute such After Tax Amount. However, a Party may choose not to specify an After Tax Amount in a demand for payment pursuant to this Agreement without thereby being deemed to have waived its right subsequently to demand an After Tax Amount with respect to such payment.

(e) Interest. Payments pursuant to this Agreement that are not made within the period prescribed in this Agreement (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the prime rate of interest (the base rate on corporate loans) as published under “Money Rates” in The Wall Street Journal on the last day of such Payment Period, plus two percent (2%). Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of three hundred sixty-five (365) days and the actual number of days for which due.

(f) Procedures. Any claim for indemnification under this Section 7 shall be governed by, and be subject to, the provisions of Article VII of the Separation Agreement, which provisions are hereby incorporated by reference into this Agreement and any references to “Agreement” in such Article VII as incorporated herein shall be deemed to be references to this Agreement.

Section 8.	Tax Proceedings.

8.01. In General. Except as otherwise provided in this Agreement, the Party responsible for preparing and filing a Tax Return pursuant to Section 2 (the “Filing Party”) shall have the exclusive right, in its sole discretion, to control, contest, and represent the interests of Duke Energy, any Duke Energy Affiliate, GasCo, and/or any GasCo Affiliate in any Audit relating to such Tax Return and to resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Audit. The Filing Party’s rights shall extend to any matter pertaining to the management and control of an Audit, including execution of waivers, choice of forum, scheduling of conferences and the resolution of any Tax Item. Any costs incurred in handling, settling, or contesting an Audit shall be borne by the Filing Party.

8.02. Participation of non-Filing Party. Except as provided in Section 8.04, the non-Filing Party shall, at its own expense, have control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Sole Responsibility Item. Except as provided in Section 8.04, the Filing Party, at its own expense, and the non-Filing Party, at its own expense, shall have joint control over decisions to resolve, settle or otherwise agree to any deficiency, claim or adjustment with respect to any Joint Responsibility Item. Except as provided in Section 8.04, the Filing Party shall not settle any Audit it controls concerning a Tax Item on a basis that would reasonably be expected to adversely affect the non-Filing Party by at least one million dollars ($1,000,000) without obtaining such non-Filing Party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed if failure to consent would adversely affect the Filing Party.

8.03. Notice. Within ten (10) days after a Party becomes aware of the existence of a Tax issue that may give rise to an indemnification obligation under this Agreement, such Party shall give notice to the other Party of such issue (such notice shall contain factual information, to the extent known, describing any asserted tax liability in reasonable detail), and shall forward to the other Party copies of all notices and material communications with any Taxing Authority relating to such issue. Notwithstanding any provision in Section 9.06 to the contrary, if a Party to this Agreement fails to provide the other Party notice as required by this Section 8.03, and the failure results in a detriment to the other Party then any amount which the other Party is otherwise required to pay pursuant to this Agreement shall be reduced by the amount of such detriment.

8.04. Control of Distribution Tax Proceedings. GasCo may assume sole control of any Audits relating to Distribution Taxes if it acknowledges in writing that it has sole liability for any Distribution Taxes under Section 4.01(b) that might arise in such Audit and can demonstrate to the reasonable satisfaction of Duke Energy that it can satisfy its liability for any such Distribution Taxes.

Section 9.	Miscellaneous.

9.01. Cooperation and Exchange of Information.

(a) Cooperation. GasCo and Duke Energy shall each cooperate fully (and each shall cause its respective GasCo Affiliates and Duke Energy Affiliates to cooperate fully) with all reasonable requests from another Party for information, data files and materials not otherwise available to the requesting Party in connection with the preparation and filing of Tax Returns, claims for refund, and Audits concerning issues or other matters covered by this Agreement or in connection with the determination of a liability for Taxes or a right to a refund of Taxes; provided, however, that nothing in this Section 9.01 shall be construed to require Duke Energy to provide GasCo or any GasCo Affiliate with any financial accounting or tax-related software. Such cooperation shall include:

(i) the retention until the expiration of the applicable statute of limitations, and the provision upon request, of copies of all Tax Returns, books, records (including information regarding ownership and Tax basis of property), documentation and other information relating to the Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities (collectively, “Tax Material”), provided, however, that no such retention obligation shall exist to the extent such Tax Material has previously been provided from one Party to the other Party;

(ii) the execution of any document that may be necessary or reasonably helpful in connection with any Tax Proceeding, or the filing of a Tax Return or refund claim by a member of the Duke Energy Group or the GasCo Group, including certification, to the best of a Party’s knowledge, of the accuracy and completeness of the information it has supplied; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation that may be necessary or reasonably helpful in connection with any of the foregoing. Each Party shall make its employees and facilities available on a reasonable and mutually convenient basis in connection with the foregoing matters.

(b) Notices, Withholding, Reporting.

(i) GasCo shall notify Duke Energy of any event after the Distribution Date giving rise to income to any current and former employees of Duke Energy (or any Duke Energy Affiliate) in connection with any GasCo Stock Options, GasCo restricted stock, GasCo performance shares or GasCo phantom stock units by 12:00 P.M. of the first business day after such event, and, subject to any obligations under the Employee Matters Agreement, Duke Energy shall remit applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith if required by law.

(ii) Duke Energy shall notify GasCo of any event after the Distribution Date giving rise to income to any current and former employees of GasCo (or any GasCo Affiliate) in connection with any Duke Energy Stock Options, Duke Energy restricted stock, Duke Energy performance shares or Duke Energy phantom stock units by 12:00 P.M. of the first business day after such event, and, subject to any obligations under the Employee Matters Agreement, GasCo shall remit applicable Taxes and satisfy applicable Tax reporting obligations in connection therewith if required by law.

(c) Retention of Records. Duke Energy, or any Duke Energy Affiliate, that is in possession of documentation relating to the Gas Business, including books, records, Tax Returns and all supporting schedules and information relating thereto that has not been previously provided to GasCo by Duke Energy (the “GasCo Business Records”), and GasCo, or any GasCo Affiliate, that is in possession of documentation relating to the Power Business, including books, records, Tax Returns and all supporting schedules and information relating thereto that has not been previously provided to Duke Energy by GasCo (the “Duke Energy Business Records”) shall each retain such GasCo Business Records or Duke Energy Business Records for a period of seven (7) years following the Distribution Date. Thereafter, (i) if Duke Energy wishes to dispose of GasCo Business Records in its possession, shall provide written notice to GasCo describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and GasCo may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period; and (ii) if GasCo wishes to dispose of Duke Energy Business Records in its possession, shall provide written notice to Duke Energy describing the documentation proposed to be destroyed or disposed of sixty (60) Business Days prior to taking such action, and Duke Energy may arrange to take delivery of any or all of the documentation described in the notice at its expense during the succeeding sixty (60) day period.

9.02. Dispute Resolution. In the event that Duke Energy and GasCo disagree as to the amount or calculation of any payment to be made under this Agreement, or the interpretation or application of any provision under this Agreement, the disagreement shall be resolved in accordance with Article IX of the Separation Agreement. Notwithstanding anything in this Agreement to the contrary, the dispute resolution provisions set forth in this Section 9.02 shall not be applicable to any disagreement between the Parties relating to Distribution Taxes and any such dispute shall be settled in a court of law or as otherwise agreed to by the Parties.

9.03. Complete Agreement; Construction. This Agreement, including the Appendix, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. This Agreement supersedes any prior tax matters agreements between Duke Energy (or any Duke Energy Affiliate) and GasCo (or any GasCo Affiliate) and such prior tax matters agreements shall have no further force and effect. In the event of any conflict between the terms and conditions of the body of this Agreement and the terms and conditions of the Appendix, the terms and conditions of such Appendix shall control. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of the Separation Agreement or any other Ancillary Agreement, the terms and conditions of this Agreement shall control.

9.04. Counterparts. This Agreement may be executed in more than one counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Parties. Execution of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic copy of a signature shall be deemed to be, and shall have the same effect as, execution by original signature.

9.05. Survival of Agreement. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

9.06. Notices. All notices, requests, claims, demands and other communications under this Agreement, as between the Parties, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been duly given or made on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.06):

To Duke Energy:

Duke Energy Corporation

526 South Church Street

Charlotte, North Carolina 28202

Attn: Vice President of Corporate Tax

Facsimile: (704) 382-8261

with a copy (which shall not constitute effective notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

1440 New York Avenue, N.W.

Washington, DC 20005-2111

Attention: Cliff Gross

To GasCo:

Gas SpinCo, Inc.

5400 Westheimer Court

Houston, Texas 77056

Attn: [Vice President, Tax]

Facsimile: (713) [            ]

with a copy (which shall not constitute effective notice) to:

[GasCo Counsel]

[address]

Attention: [            ]

9.07. Changes in Law.

(a) Any reference to a provision of the Code or a law of another jurisdiction shall include a reference to any applicable successor provision or law.

(b) If, due to any change in applicable law or regulations or their interpretation by any court of law or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement or any transaction contemplated thereby shall become impracticable or impossible, the Parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such provision.

9.08. Waivers. The failure of any Party to require strict performance by any other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.

9.09. Amendments. Subject to the terms of Section 9.12, this Agreement may not be modified or amended except by an agreement in writing signed by each of the Parties.

9.10. Assignment. Except as otherwise expressly provided for in this Agreement, this Agreement shall not be assignable, in whole or in part, by any Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided, that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its Assets, and upon the effectiveness of such assignment, the assigning Party shall be released from all of its obligations under this Agreement, if the surviving entity of such merger or the transferee of such Assets shall agree in writing in form and substance reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto.

9.11. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

9.12. Termination, Etc. Notwithstanding anything to the contrary herein, this Agreement (including Section 6 (Indemnification) hereof) may be terminated and abandoned at any time prior to the Distribution Date by and in the sole discretion of Duke Energy without the approval of GasCo or the stockholders of Duke Energy. In the event of such termination, no Party shall have any liability to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties.

9.13. Third Party Beneficiaries. Except as otherwise expressly provided in this Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

9.14. Interpretations. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

9.15. Schedules and Appendix. The Schedules and Appendix attached hereto are incorporated herein by reference and shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

9.16. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the laws governing conflicts of laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York.

9.17. Consent to Jurisdiction. Subject to the provisions of this section 9.17, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York (the “New York Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Section 9 or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the New York Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the New York Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.17. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the New York Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.18. Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any arbitration in accordance with Section 9.02 herein, (ii) provisional or temporary injunctive relief in accordance therewith in any New York Court, and (iii) enforcement of any such award of an arbitral tribunal or a New York Court in any court of the United States, or any other court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

9.19. Waiver of Jury Trial. SUBJECT TO SECTIONS 9.02, 9.17 AND 9.18 HEREIN, EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.19.

9.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

9.21. Force Majeure. No Party (or any person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

9.22. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any person who takes an action, or cause or allow any member Affiliate to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement (including adversely affecting the rights or ability of any Party to successfully pursue indemnification, contribution or payment pursuant to Sections 6 and 7).

9.23. Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

9.24. Setoff. All payments to be made by any Party under this Agreement may be netted against payments due to such Party under this Agreement, but otherwise shall be made without setoff, counterclaim or withholding, all of which are hereby expressly waived.

9.25. Confidentiality. The Parties shall comply with the confidentiality provisions in Article VIII of the Separation Agreement.

9.26. Affiliates. Each of the Parties shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Distribution Date; provided, however, that if a GasCo Affiliate ceases to be a GasCo Affiliate as a result of a transfer of its stock or other ownership interests to a third party in exchange for consideration in an amount approximately equal to the fair market value of the stock or other ownership interests transferred and such consideration is not distributed outside of the GasCo Group to the shareholders of GasCo then Duke Energy shall, upon request, execute a release of such GasCo Affiliate from its obligations under this Agreement upon such transfer provided that such GasCo Affiliate shall have executed a release of any rights it may have against Duke Energy or any Duke Energy Affiliate by reason of this Agreement.

9.27. Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

9.28. Effective Time. This Agreement shall be effective as of the Effective Time.

[Signature Pages Follows]

IN WITNESS WHEREOF, the Parties caused this Tax Matters Agreement to be duly executed as of the day and year first above written.

Duke Energy:
DUKE ENERGY CORPORATION

By:

Name:

Title:

GasCo: ,
on behalf of itself and each of the Other GasCo Parties

By:

Name:

Title:

Appendix A

Illustrative Distribution Taxes Examples

Example 1: After the Distribution Date, GasCo contemplates entering into a transaction. GasCo receives a Supplemental Tax Opinion or Supplemental Ruling that the transaction will not result in Distribution Taxes. That Supplemental Tax Opinion or Supplemental Ruling relies in part on an Officer’s Certificate provided by Duke Energy. That Officer’s Certificate provided by Duke Energy contains a material misstatement. If Distribution Taxes arise solely because of the material misstatement in the Officer’s Certificate provided by Duke Energy, Duke Energy shall be liable for such Distribution Taxes under Section 4.01(a) (and GasCo shall not be liable for such Distribution Taxes under Section 4.01(b)), notwithstanding the fact that such Distribution Taxes resulted from a GasCo transaction.

Example 2: After the Distribution Date, Duke Energy contemplates entering into a transaction. Duke Energy receives a Supplemental Tax Opinion or Supplemental Ruling that the transaction will not result in Distribution Taxes. That Supplemental Tax Opinion or Supplemental Ruling relies in part on an Officer’s Certificate provided by GasCo. That Officer’s Certificate provided by GasCo contains a material misstatement. If Distribution Taxes arise solely because of the material misstatement in the Officer’s Certificate provided by GasCo, GasCo and each GasCo Affiliate other than the Excluded GasCo Affiliates shall be jointly and severally liable for such Distribution Taxes under Section 4.01(b) (and Duke Energy shall not be liable for such Distribution Taxes under Section 4.01(a)), notwithstanding the fact that such Distribution Taxes resulted from a Duke Energy transaction.